SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING  6/30/2007
FILE NUMBER 811-1540
SERIES NO.: 18



74U.  1 Number of shares outstanding (000's omitted)
        Class A                                           13,108
      2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
        Class B                                            2,233
        Class C                                            2,878


74V.  1  Net asset value per share (to nearest cent)
        Class A                                           $33.02
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                                           $31.72
        Class C                                           $31.73